CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-134814, 333-73039, 333-84071, 333-31676, 333-33118 and 333-113913 on Form S-3 and Registration Statement Nos. 333-126345, 333-92259 and 333-57890 on Form S-8 of our reports dated March 16, 2007, relating to the consolidated financial statements of DUSA Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for share-based payments upon the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of DUSA Pharmaceuticals, Inc. for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 16, 2007